Employment Agreement

This Employment Agreement (“Agreement”) is made as of the ___ day of ____________ 2007 between VeruTek Technologies, Inc., a Delaware corporation (the “Corporation”) and George Hoag (“Employee”).

WITNESSETH:

WHEREAS, The Corporation is in the business of environmental remediation (the “Business”); and

WHEREAS, Employee desires to continue as an employee of the Corporation and for the terms hereof to govern his activities with the Corporation; and

WHEREAS, Corporation desires to continue to employ Employee as an employee of the Corporation and define the terms and nature of their relationship, and Employee desires to continue his employment upon the terms and conditions stated herein;

WHEREAS, the Corporation wishes to protect its Confidential Information (as defined herein) and to restrict certain future solicitation and competition by Employee;

WHEREAS, Employee's execution of this Agreement is a requirement of Employee's continued employment with the Corporation;

WHEREAS Employee represents that he is or was the owner of various valuable and secret trade secrets, methods, and inventions for the use in the field of environmental remediation of contaminated water, ground, and air;

WHEREAS, Corporation desires to obtain and/or maintain any and all formulas, methods, trade secrets, inventions, patents and patent applications now or hereafter owned by Employee or useful in the remediation of contaminated land, water, and air and to obtain the exclusive right to use, manufacture and sell throughout the world and to license others so to manufacture and sell such remediation of contaminated land, water, and air and any future improvements, developments, inventions, trade secrets, patents or patent applications methods of application that may be made by Employee both in the past and future;

WHEREAS, upon execution of this Agreement, concurrently therewith and in consideration therefore, Employee shall and hereby does release, remise and forever discharge Corporation and its suppliers and customers from direct or contributor infringement of any claims of any Employee patent rights by reason of the manufacture, use or sale of S-ISCO by Corporation or Corporation affiliates, the supply of materials for such manufacture by Corporation or Corporation affiliates, or the use and/or sale of S-ISCO purchased from Corporation or Corporation affiliates, prior to the effective date of this Agreement;

WHEREAS, Employee has the requisite right and authority to grant rights and licenses under information and letters patent and to perform all obligations under this Agreement and all attachments hereto. Employee shall disclose to Corporation and Corporation shall accept, under the terms and conditions of any separate agreements all information which is in Employee's possession as of the date of this Agreement and which may come into his possession during the term hereof. In addition, at the expense of Corporation, Employee shall assist Corporation in obtaining, defending, developing, and enforcing patents, worldwide which are based on or relate to such confidential and proprietary information whether conceived or reduced to practice by him. Employee shall at all times keep Corporation informed of all inventions techniques, formulas, proprietary information, made, conceived, by him in whole or in part which either result from any work he may do at the request of Corporation, as is required by this agreement, or affiliated companies, present or contemplated activities, investigations or obligations (the "proprietary information"). Affiliated companies shall mean companies with which joint enterprises are carried on or in which the Corporation has any interest;

WHEREAS, no representation or warranty has been or is made by either party hereto to the other party that S-ISCO may be manufactured, used or sold free of patent rights or proprietary rights of others; it being understood that neither party hereto shall be liable to the other for any loss, damage or expense arising from any claim of patent or other proprietary right infringement upon the manufacture, use or sale of S-ISCO or the exercise of any license or right under this Agreement;

WHEREAS, Employee represents and warrants to Corporation that (a) he is legally free to make and perform this Agreement, (b) he has no obligation to any other person or entity that would or will affect or conflict with any of his obligations under this Agreement, (c) the execution and delivery of this Agreement, and the performance by him of his obligations under this Agreement, will not, with or without the giving of notice and/or the passage of time, (i) violate any law, regulation, judgment, writ, injunction, decree or order of any court, arbitrator or governmental agency applicable to him or (ii) conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound, including without limitation, any non-competition covenant or agreement binding on, or agreed to, or entered into by, Employee; and

WHEREAS, the parties hereto agree that this Agreement shall supersede any other agreements regarding Employee’s provision of services to the Corporation, including, without limitation, that certain agreement effective as of January 1, 2006.

NOW, THEREFORE, in consideration of the premises, in further consideration of Employee’s employment or continued employment by Corporation, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Corporation and Employee hereby agree as follows:

1. Incorporation of Recitals.

The above recitals are, and shall be construed to be, an integral part of this Agreement. The parties hereto acknowledge and agree that this Agreement formalizes in writing certain understandings and procedures which have been in effect since the time Employee was initially employed and/or engaged by the Corporation.

2. Scope of Employment.

A. The Corporation agrees that during the term of this Agreement, the Corporation shall employ Employee to perform such duties and exercise such authority which are of the type and nature normally assigned to such employees of a corporation of the size, stature, and nature of the Corporation, as the Board of Directors of the Corporation may from time to time assign, including, without limitation, to develop, improve, invent, and discover methods for the remediation of polluted water, ground and air.

B. Employee hereby accepts such employment and agrees that during the term of this Agreement that:

(i) Employee will perform such duties in the foregoing capacity, and agrees that fiduciary duties normally applicable to corporate officers, including, without limitation, those of loyalty and due care, shall be applicable to Employee;

(ii) Employee will devote his working time and attention, as well as his best efforts and abilities to the performance of his duties hereunder and to the affairs of the Corporation, and shall not engage in any other gainful employment or other provision of services to a third party, or other commercial or business activity without the prior written consent of the Corporation;

(iii) Employee will not engage in any other activities which conflict, interfere with or otherwise adversely affect in any way the proper discharge of his duties hereunder and compliance with the covenants of Employee contained herein;

(iv)  Employee will not enter into contracts or commitments on behalf of the Corporation without the prior written authorization of the Board of Directors or an authorized Officer, and Employee acknowledges and agrees that he shall not have any authority to do so without such prior consent; and

(v) Employee will comply with all lawful policies which from time to time may be in effect at the Corporation or adopted by the Corporation and conveyed to Employee.

3. Compensation.

As compensation for the services to be performed by Employee hereunder, the Corporation agrees to pay to Employee, and Employee agrees to accept, the following:

A. Base Compensation. Employee shall receive Base Compensation during the term of this Agreement commencing at the salaried rate of $337,500 per annum in respect of his employment hereunder, less applicable payroll deductions required by law. Such Base Compensation shall be paid in substantially equal semi-monthly installments, or more frequently in accordance with the policies of the Corporation. Employee is also eligible to receive a discretionary bonus, which is determined in the sole discretion of the Board of Directors and is not earned unless Employee remains employed with the Corporation at the time any such bonus may be delivered.

B.  Employee Benefits. In addition to Employee’s Base Compensation, the Corporation shall make available to such Employee, during the term hereof:

(i) Participation in any plans, to the extent such plans are available to all similarly situated employees (unless restricted due to Employee’s income level), which are from time to time offered to the Corporation’s employees with respect to group health, life, accident and disability insurance or payment plans, retirement plans, profit sharing or similar employee benefits, if any, but exclusive of the Corporation’s Incentive Plan pursuant to which Employee’s participation is described below.

(ii) Four (4) weeks (i.e. twenty business days) paid annual vacation, accrued based upon time employed (i.e. accrued at the rate of five (5) days for each calendar quarter), as well as paid holidays designated as such by the Corporation, and other fringe benefits regularly provided to the similarly situated employees of the Corporation; and

(iii) Except as set forth in this subparagraph, the Corporation shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with Employee’s performance of services hereunder if and only if the Employee receives the Corporation’s written approval of any such expense prior to incurring the expense and, if the expense was necessary but no such advance approval was obtained, the Corporation shall reasonably consider reimbursement of the expense in accordance with corporate policy. The Corporation shall reimburse Employee for such expenses as soon as it is practicable in accordance with the Corporation’s reimbursement policy following submission to the Corporation by Employee of a written itemized account of such expenditures, together with receipts therefor, all in accordance with the Corporation’s policy and with applicable law, rules and regulations governing deductibility of such amounts under the Internal Revenue Code of 1986, as amended.

C. Discretionary Bonus. The Board of Directors may elect on a annual basis to provide Employee with a discretionary bonus of up to 50% of Employee’s then current rate of Base Compensation.

D. Option to Acquire Stock. To the extent that the Corporation has a stock option or other similar incentive plan in place, Employee shall only be eligible to participate in such plan to the extent that Employee’s total ownership in the Corporation is less than ten percent (10%) of all issued and outstanding stock.

4. Termination.

A. Termination by the Corporation with Cause. The Corporation may terminate Employee’s employment with “Cause” as hereafter defined in this Section 4A upon written notice. “Cause” shall mean Employee’s: (i) conviction of, or indictment for, criminal negligence or criminal acts in the work place or conviction of a felony, (ii) violation of the Corporation’s material policies or procedures that have been made known to Employee, or violation by Employee on Corporation premises of any law or material regulation, (iii) material breach or violation of this Agreement, (iv) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Corporation records, (v) appropriation of a business opportunity or transaction in contravention of Employee’s duties to the Corporation, (vi) any improper action by Employee which has a detrimental effect on the Corporation’s reputation or business, (vii) failure to perform the duties assigned or requested by Employee’s superiors, or (viii) gross negligence, incompetence or willful misconduct by Employee in the performance of Employee’s duties. In the event that Employee is terminated with “Cause,” Employee shall only be entitled to the payment of Employee’s then-current accrued, unpaid Base Compensation and accrued unused vacation, each prorated through the date of termination. In the case of an event of Cause under clauses (ii), (iii), (vi) or (vii), with the exception of any such events of Cause arising from breach of any of the provisions of Sections 7-13 hereof, Employee shall be provided the opportunity to cure such event within a reasonable time following written notice thereof and not to exceed thirty (30) days following such notice (the “Cure Period”), and if the Employee desires to effect a cure to same then Employee shall provide the Corporation with written notice within five business days following receipt of notice of Cause of such desire, and in the absence of such cure by Employee within the Cure Period Employee shall be deemed terminated upon the expiration of the Cure Period unless otherwise mutually agreed in writing. However, notwithstanding the foregoing, Employee shall not be provided the opportunity pursuant to the foregoing sentence to cure Employee’s repeated or persistent actions, failures or omissions occurring within a three month period which constitute Cause (in the absence of cure) hereunder and which would otherwise be curable but for such reoccurrence.

B. Termination by the Corporation Without Cause. The Corporation may terminate Employee’s employment without Cause upon fourteen (14) days written notice. In the event that Employee is terminated without Cause, Employee shall be entitled to (i) payment of Employee’s then-current accrued, unpaid Base Compensation and accrued, unused vacation, each prorated through the date of termination, and (ii) an amount in respect of individual severance pay equal to the then current full year Base Compensation plus Bonus Compensation. During the fourteen (14) day period following the delivery of such notice, Employee shall reasonably cooperate with the Corporation in arranging for an orderly transference of his responsibilities.

C. Termination by Employee Without Good Reason. Employee may terminate his employment without Good Reason upon thirty (30) days prior written notice. In the event that Employee terminates his employment without Good Reason, Employee shall be provided with payment of Employee’s then-current unpaid Base Compensation and accrued, unused vacation, each prorated through the date of termination. During the thirty (30) day period following the delivery of such notice, Employee shall reasonably cooperate with the Corporation in locating and training Employee’s successor and arranging for an orderly transference of his responsibilities.

D. Termination by Employee for Good Reason. Employee may terminate his employment hereunder for Good Reason. “Good Reason” shall mean (i) a material diminution of Employee’s employment duties without Employee’s consent, which consent shall not be unreasonably withheld; (ii) a material and persistent breach by the Corporation of Section 3 hereof. Employee shall provide the Corporation thirty (30) days prior written notice of his intention to resign for Good Reason which states his intention to resign and sets forth the reasons therefore, and any resignation without delivery of such notice shall be considered to be a resignation for other than Good Reason. In the event that Employee terminates his employment pursuant to this Section 4D, Employee shall be entitled to (i) payment of Employee’s then-current accrued, unpaid Base Compensation and accrued, unused vacation, each prorated through the date of termination, and (ii) an amount in respect of individual severance pay equal to the then current full year Base Compensation plus Bonus Compensation. During the thirty (30) day period following the delivery of such notice, Employee shall reasonably cooperate with the Corporation in locating and training Employee’s successor and arranging for an orderly transference of his responsibilities.

E. Termination Due to Employee’s Death or Disability. In the event that this Agreement and Employee’s employment is terminated due to Employee’s death or disability, Employee (or Employee’s legal representatives) shall be paid Employee’s then-current unpaid Base Compensation and accrued, unused vacation, each prorated through the date of termination. For purposes of this Agreement, the term “disability” shall mean the mental or physical inability to perform satisfactorily the essential functions of Employee’s full-time duties, with or without a reasonable accommodation, as determined by a physician mutually agreed by the Corporation and Employee, such agreement not to be unreasonably withheld; provided, however, that any disability which continues (subject to any requirements of applicable law) for one hundred and twenty (120) days (whether or not consecutive) in any twenty-four (24) month period shall be deemed a total and permanent disability.

5. Disposition of Options on Termination.

To the extent Employee has been issued an option to acquire shares of the Corporation’s common stock (the “Option,” at any point during Employee’s employment, in the event of termination of Employee’s employment with the Corporation for any reason, any unvested Options shall immediately lapse upon notice of such termination, and any vested Options must be exercised within the time limits set forth in the applicable option agreement or grant letter, or they will also lapse.

6. Employee Work Standards

Employee will: a) serve Corporation (and such of its subsidiary or parent companies as Corporation may designate) faithfully, diligently and to the best of Employee’s ability in a loyal and dedicated manner under direction of the Director(s) and Officers of Corporation; b) in the course of employment, devote his/her best efforts and substantially all his/her entire time, attention, energy, experience, talent, expertise and knowledge to the performance of his/her duties to Corporation; c) not engage in any other gainful employment or engagement or other commercial or business activity not for the benefit of the Corporation without the prior written consent of the Corporation; and d) not do anything inconsistent with Employee’s duties to Corporation; e) comply with all lawful policies which from time to time may be in effect at the Corporation or adopted by the Corporation and conveyed to Employee and f) perform his/her duties as a professional at all times and will conduct all activities in accordance with the highest professional standards.

7. Representations, Warranties and Certain Covenants of Employee.

Employee hereby represents, warrants and covenants to the Corporation that:

A. Employee is not subject to any agreement, including any confidentiality, non solicitation, non competition, or invention assignment, agreement or other restrictive covenant, whether oral or written, which would in any way restrict or prohibit Employee's ability to execute this Agreement, perform Employee’s obligations under this Agreement or otherwise comply with the terms of this Agreement;

B. Employee has respected and at all times in the future will continue to respect the rights of Employee's previous employer(s) in trade secret and confidential information (including with respect to proprietary documents, computer software programs, computer discs, customer lists, and any other material which is proprietary to Employee's previous employer(s)) in accordance with applicable agreements, if any, and applicable law;

C. Employee has left with Employee’s previous employers all proprietary documents, computer software programs, computer discs, customer lists, and any other material which is proprietary to Employee's previous employer(s), has not taken copies of any such materials and will not remove or cause to be removed any such material or copies of any such material from such previous employer(s) in violation of Employee’s agreements, if any, with previous employers;

D. Employee has not (since the date of his employment or engagement with the Corporation) done, and thereafter will not do anything, by contract or otherwise, which would impair the rights of the Corporation in and to any Corporation Developments (as defined below), the Corporation Materials (as defined below), or the ability of Employee to perform Employee's obligations under this Agreement;

E. Employee shall not, during the term of his employment with the Corporation, do anything or authorize any other person or entity to do anything contrary to the material rights and interests of the Corporation in contravention of Employee’s obligations under this Agreement.

F. The information Employee supplied to the Corporation in connection with Employee’s employment is true, correct, and complete;

G. So long as Employee remains employed by the Corporation, any and all business opportunities from whatever source which Employee may receive or otherwise become aware of in connection with his employment with the Corporation relating to the business of the Corporation shall belong to the Corporation, and unless the Corporation specifically, after full disclosure by Employee of each and any such opportunity, waives its right in writing, the Corporation shall have the sole right to act upon any of such business opportunities as the Corporation deems advisable; and

H.  Employee has no inventions, improvements, discoveries, software or writings useful to the Corporation in the normal course of its business, which were conceived, made or written prior to the commencement of my employment or engagement with the Corporation and which are excluded from this Agreement, except as described in Schedule 7H attached hereto.

8. Work for Hire and Invention Assignment.

8.1  Employee agrees to promptly disclose to Corporation any and all inventions, improvements, methods, processes, concepts, secrets, ideas, trademarks, designs, technologies, computer software, software code, original works of authorship, formulas, discoveries, patentable subject matter, copyrightable works, products, marketing and business ideas, and all other improvements, know-how, data, rights, and claims related to the foregoing, whether or not patented or patentable, or subject to copyright, trademark or service mark protections, and whether or not reduced to practice, which are made, conceived, developed or written by Employee during the term of employment with the Corporation and either in connection with the duties of Employee, or which are capable of being used by the Corporation in connection with its business (collectively, “Developments”), including those which: (i) relate to the Corporation’s current or contemplated business or activities; (ii) relate to the Corporation’s actual or demonstrably anticipated research or development; (iii) result from any work performed by Employee for the Corporation; (iv) involve the use of the Corporation’s equipment, supplies, facilities or trade secrets; (v) result from or are suggested by any work done by the Corporation or at the Corporation’s request, or any projects specifically assigned to Employee; or (vi) result from Employee’s access to any of the Corporation’s memoranda, notes, data, formulae, specifications, inventions, processes, equipment or other materials (the items in this clause (vi) collectively, “Corporation Materials”). All such Developments shall belong to and become the property of the Corporation. The provisions of this Section shall not apply to developments for which no equipment, supplies, facilities, or trade secret information of the Corporation was used and which were developed on the Employee’s own time, unless (i) the development relates to the business of Corporation or to the Corporation’s actual or demonstrably anticipated research or development, or (ii) the development results from any work performed by the Employee for the Corporation.

8.2 Employee agrees that any and all work performed hereunder and any resulting Developments shall be “work made for hire” within the meaning of the Copyright Act of 1976, as amended. Employee hereby assigns to the Corporation his or her entire right, title and interest in said Developments. Furthermore, Employee shall execute all instruments of assignment and any other documents requested by Corporation relating to the Corporation’s ownership of any and all Developments or to applications for patents, copyrights and trademarks and the enforcement and protection thereof.

8.3 Employee shall mark all Developments with the Corporation’s copyright or other proprietary notice as directed by the Corporation and shall take all actions deemed necessary by the Corporation to protect the Corporation’s rights therein including, without limitation, the maintenance of such item in confidence to the same degree as required for Confidential Information (as herein defined) or as otherwise instructed by the Corporation. In the event that the Developments shall be deemed not to constitute works made for hire, or in the event that Employee should otherwise, by operation of law, be deemed to retain any rights (whether moral rights or otherwise) to any Developments, Employee agrees to assign to the Corporation, without further consideration, Employee’s entire right, title and interest therein.

8.4 Employee agrees to keep and maintain adequate and current written records of all Developments and their development made by Employee (solely or jointly with others) during the term of Employee’s employment with the Corporation. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Corporation. These records will be available to and remain the sole property of the Corporation at all times.

8.5  Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing (“Intellectual Property”), that Employee does not believe to be a Development, but that is conceived, developed, or reduced to practice by the Corporation (alone by Employee or with others) during the Employee’s employment with the Corporation and for six months thereafter, shall be disclosed promptly by Employee to the Corporation (such disclosure to be received in confidence). The Corporation shall examine such information to determine if in fact the Intellectual Property is a Development subject to this Agreement.

8.6  Because of the difficulty of establishing when any Developments are first conceived by Employee, or whether they result from Employee’s access to Confidential Information or Corporation Materials, Employee agrees that any Development shall, among other circumstances, be deemed to have resulted from Employee’s access to Corporation Materials if: (i) it grew out of or resulted from Employee’s work with the Corporation or is related to the business of the Corporation, and (ii) it is made, used, sold, exploited or reduced to practice, or an application for patent, trademark, copyright or other proprietary protection is filed thereon, by Employee or with Employee’s significant aid, within six months after termination of Employee’s employment with the Corporation.

8.7  Assistance. Employee further agrees to reasonably assist the Corporation in every proper way (but at the Corporation’s expense) to obtain and from time to time enforce patents, copyrights, or other rights or registrations with respect to Developments in any and all countries, and to that end will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Corporation alone (unless the Corporation otherwise directs) letters patent, copyrights, or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection; and

(iii) to cooperate with the Corporation (but at the Corporation’s expense) in any enforcement or infringement proceeding on such letters patent, copyright or other analogous protection.

9. Covenant

9.1 Covenant.

Employee acknowledges and agrees that:

A. During the course of Employee's employment with the Corporation, Employee will learn about, will help to develop and will develop, and will be entrusted in strict confidence with (1) confidential and proprietary information and trade secrets that are or will be owned by the Corporation and are not available to the general public or the Corporation’s competitors concerning the Corporation, including its sales, operations, financial condition, financial projections, profit margins, personnel matters (including the identity of the Corporation’s top-performing personnel, hiring criteria, and training techniques), intermediate and long-term business goals and strategic plans, promotional strategies and techniques, pricing and cost structure of services, customer identities, customer relationship histories, customer records, customer service matters, customer preferences, needs and idiosyncrasies, formal customers and prospects, identity of vendors and suppliers, special vendor and supplier pricing and delivery terms, computer programs and codes, research and development, specifications, algorithms, processes, formulas methods, technical data, know-how, complications, designs, drawings, photographs, other machine-readable records, business activity and other confidential aspects of the Corporation and its business and operations; (2) information which the Corporation will be required to keep confidential in accordance with confidentiality obligations to third parties; and (3) other matters and materials belonging to or relating to the internal affairs of the Corporation, including information recorded on any medium which gives it an opportunity to obtain an advantage over its competitors which do not know or use the same or by which the Corporation derives actual or potential value from such matter or material not generally being known to other persons or entities which might obtain economic value from its use or disclosure (all of the foregoing being hereinafter collectively referred to as the "Confidential Information");

B. It is imperative that the Employee treat whatever information Corporation wants to protect from disclosure as genuinely “Confidential,” i.e. restricting access by pass code, stamping hard copies of customer and prospect lists “Confidential,” and restricting access to the customer and prospect lists except by personnel, and the like.

C. The Corporation has developed or purchased and will develop or purchase the Confidential Information at substantial expense in a market in which the Corporation faces intense competitive pressure, and the Corporation has kept and will keep secret the Confidential Information;

D. The Corporation’s customer relationships are or will be near permanent and such relationships are significant assets belonging to the Corporation which have been or will be developed through a substantial investment of time, effort, and expense in the Corporation’s worldwide market, and, as a result of Employee’s employment with the Corporation, (i) Employee will have contact with such customers which he would not otherwise have had and (ii) such customers will associate the Corporation’s goodwill with Employee;

E. The Corporation has developed and will develop a wealth of intimate knowledge regarding its customers, and the identity of the Corporation’s customers is not generally known in the worldwide community in which the Corporation’s businesses are located; and, for these and other reasons, the Corporation has a legitimate, protectable interest in the identity of its customers and the method of operations of its Business;

F. Employee’s skills in the area of Corporation’s Business will be developed and enhanced as a result of Employee’s employment relationship with the Corporation;

G. The Corporation has a legitimate interest in protecting the goodwill, customer information, customer relationships, and use of Employee’s skills by means of enforcement of the restrictive covenants set forth in this Agreement;

H. Nothing in this Agreement shall be deemed or construed to limit or take away any rights the Corporation may have, at any time, under common law or as to any of the Confidential Information that constitutes a trade secret under the Delaware Trade Secrets Act or common law.

I. For purposes of this Agreement, “customer” or “client” includes any person or entity (including, but not limited to, state, local, municipal or federal government entities) who is then a customer or client of the Corporation, or its affiliates or subsidiaries, and any person or entity who was a customer or client at any time during the preceding thirty-six months, and any prospective customers or clients with which Employee has knowledge (actual or constructive) that the Corporation has been either actively marketing (which shall include, without limitation, the delivery by Corporation of an informal or formal proposal during the prior one year period) or soliciting the sale of the Corporation’s products or services to it, or negotiating with the prospect to become a customer or client of the Corporation.

9.2 Confidentiality Covenants.

In consideration of Employee’s employment and compensation and other consideration described herein, Employee acknowledges and agrees that:

A. To the extent that Employee developed or had access to Confidential Information before entering into this Agreement, Employee represents and warrants that he has not used for his own benefit or for the benefit of any other person or entity, and he has not disclosed, directly or indirectly, to any other person or entity, other than the Corporation, any of the Confidential Information. Unless and until the Confidential Information becomes publicly known through legitimate means not involving an act or omission by Employee or the Corporation’s other employees or independent contractors:

(i) The Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

(ii) Employee shall use his best efforts and the diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation, or other entity;

(iii) Unless the Corporation gives Employee prior express written permission, during his employment and thereafter, Employee shall not use for his own benefit, or divulge to or use for the benefit of any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Employee may obtain, learn about, develop, or be entrusted with as a result of Employee's employment by the Corporation; and

(iv) Except in the ordinary course of the Corporation's Business, Employee shall not seek or accept any Confidential Information from any former, present, or future contractor or employee of the Corporation.

B. Employee also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Employee has committed to memory, is supplied or made available by the Corporation to Employee solely to assist him in performing his duties under this Agreement. Employee further agrees that upon termination of his employment with the Corporation for any reason:

(i) Employee shall not remove from Corporation property, and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

(ii) Employee shall immediately return to the Corporation any and all other Corporation property belonging to or within the custody or possession of the Corporation or as to which the Corporation has the right of possession, in his possession, custody or control, including, without limitation, all internal manuals, customer or client work papers, data, software, and other written materials (and all copies thereof) prepared for internal use by the Corporation or used in connection with the Business or operations of the Corporation, any and all keys, security cards, passes, credit cards, and marketing literature.

10. Return of Material.

Upon termination of employment with Corporation, and regardless of the reason for such termination, or upon the Corporation’s request, Employee will leave with, or promptly return to Corporation and its customers all documents, records, notebooks, magnetic tapes, disks, computers, network hardware, and other materials, including all copies in his/her possession or control which contain Confidential Information of Corporation and its customers and prospects or any other information concerning Corporation and its customers, prospects, products, services or customers, whether prepared by the Employee or others, including, without limitation, Corporation Materials and Developments.

11. Non-Solicitation of Employees.

In consideration of his employment and compensation and other consideration described herein, Employee agrees that Employee will not during both the term of this Agreement and the twenty four (24) months following the termination of Employee's employment, without the written consent of the Corporation, for any reason, directly or indirectly, or by action in concert with others, induce or influence, or seek to induce or influence, any person who is engaged by the Corporation as an employee, agent, independent contractor or otherwise, to terminate his/her employment or engagement , nor shall Employee prior to the expiration of such period, directly or indirectly, solicit for employment or engagement, employ or engage, attempt to employ or engage, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation.

12. Non-Solicitation of Customers.

In consideration of his employment and compensation and other consideration described herein, Employee agrees that prior to the termination of and for a period of twenty four (24) months immediately following the termination of Employee's employment with the Corporation, Employee will not, either for himself or on behalf of any other person or entity, directly or indirectly, solicit, attempt or offer to provide services or products or provide services or products, competitive with those services rendered or products sold by or on behalf of the Corporation during the term of this Agreement, to any past or present customer or client (each as defined in Section 9.1) of the Corporation.

13. Covenants Not To Compete and Anti-Piracy.

13.1 Employee acknowledges that the services rendered by Employee on behalf of the Corporation are of a special and unique character, and that during the performance of such services, Employee will acquire, because of the special relationship among the Corporation, Employee and the Corporation’s customers and clients, valuable information, trade secrets, customer lists, proprietary information, financial information and unique skills. Accordingly, Employee covenants, in consideration of Employee’s employment and compensation and other consideration described above, that while Employee is employed by the Corporation and for the Noncompete Period (as herein defined) after the termination of Employee’s employment with the Corporation for any reason, Employee shall not without the prior written consent of the Corporation, (i) directly or indirectly, engage in any activity which is competitive with the Business of the Corporation or (ii) own, manage, join, invest in, finance or control, accept employment with, or provide consulting or advisory services to, directly or indirectly, any Competitive Business. “Noncompete Period” shall mean a period of twelve months.

13.2 “Competitive Business” shall mean any person, firm, corporation, proprietorship, partnership or other entity or commercial venture that competes in the Business within the United States. Nothing contained in this Agreement shall prevent Employee from owning, directly or indirectly, solely for investment purposes up to one percent (1.0%) of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market or from having a passive ownership interest in any entity, provided such entity does not operate a Competitive Business.

13.3. Employee acknowledges that in the event that Employee’s employment with the Corporation terminates, Employee will be able to earn a livelihood without violating the foregoing covenants.

14. Equitable Relief.

Employee acknowledges and agrees that the business of the Corporation is highly competitive, and that violation of any of the covenants and agreements provided for in Sections 7-13 of this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, Employee agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Corporation for any actual or threatened violation of any of said covenants or agreements or the Corporation shall engage legal counsel or incur other costs and expenses related to the enforcement of said covenants or agreements, Employee shall be liable to the Corporation to the extent the Corporation is the prevailing party in such proceedings (or in the absence of a proceeding, to the extent the services of attorneys and the incurrence of such other costs and expenses were reasonably required for the Corporation’s enforcement of the provisions of this Agreement, as determined by the Corporation’s Managing Directors) for all reasonable costs and expenses of any kind, including reasonable attorneys' fees, which the Corporation has incurred in connection with such proceedings or enforcement activities, including, without limitation, in connection with the enforcement of the provisions of this Section 14. Employee acknowledges that in the event that Employee’s employment with the Corporation terminates, Employee will be able to earn a livelihood without violation of the aforesaid covenants of this Agreement.

15. Nature of Relationship.

This agreement clarifies certain rights and duties of Corporation and Employee. Corporation and Employee each acknowledge and agree that Employee’s employment with Corporation is for a period up through and including December 31, 2016 (the “Term”), and may be extended by written consent of Employee and the Board of Directors. Notwithstanding the above, the parties acknowledge that such employment and/or this Agreement may be terminated by either Corporation or Employee at any time and for any reason, with or without cause, in accordance with the terms of this Agreement; provided, however, that Employee agrees he/she shall give Corporation thirty (30) days prior written notice of Employee’s intent to resign/terminate. Subject to the other provisions of this Agreement, Employee recognizes he is employed as an “at-will” employee and that this Agreement and Employee’s employment with the Corporation may be terminated at any time by the Corporation and at Corporation’s sole discretion.

16. Outside Activities

Employee agrees that during the period of his/her engagement, Employee will not, without Corporation’s prior written approval, directly or indirectly engage in any outside employment or consulting activity relating to any line of business which Corporation and its customers are engaged, or which would otherwise conflict with or adversely affect in any way Employee’s performance of his/her engagement obligation to Corporation.

17.   Binding Effect and Benefit.

The provisions hereof shall be binding upon, and shall inure to the benefit of, Employee, his heirs, executors, and administrators as well as to Corporation, its successors, and assigns; however, Employee’s services under this personal services contract are not assignable by Employee.

18.  Waivers.

No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise or waiver thereof by any party of any right or remedy shall preclude the exercise or further exercise thereof or the exercise of any other right or remedy.

19.  Governing Law.

This Agreement, its interpretation, performance, enforcement or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws of the State of Delaware (without giving effect to principles of conflict of laws). In connection with any judicial proceeding: (i) the parties consent to the exclusive jurisdiction of the state and federal courts having jurisdiction in Connecticut or Delaware and the parties waive any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any such court or that such forum is inconvenient; (ii) both parties waive personal service and agree that service of any pleading, notice, complaint, etc. may be served by certified or registered mail by one party to the other party at such other party’s address for notices as set forth herein; and (iii) such service shall be deemed effective as if personally served upon the receiving party at its principal place of business or residence. Nothing herein affects the right to serve process in any other manner permitted by law.

20.  Severability; Interpretation.

Whenever possible, each of the provisions of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law. If any provisions of this Agreement (including but not limited to Sections 9-13) or the application of any provision of this Agreement to any party or circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Agreement, or the application of such provision to other parties or circumstances. Headings used in this Agreement are for convenience of reference only.

21.  Entire Agreement.

Any and all prior discussions, understandings, and agreements, whether written or oral, express or implied, including, without limitation, any offer letter, held or made between Employee and the Corporation are superseded by and merged into this Agreement, which alone fully and completely expresses the agreement of the parties with regard to the matters addressed herein, and this Agreement is entered into with no party relying on any statement or representation made by any other party which is not contained in this Agreement.

22. Amendments.

This Agreement may be modified, amended or supplemented only by execution of a written instrument signed by both Employee and the Corporation.

23. Survival.

The provisions of Sections 4, 5, 7-14 and 17-26 shall survive any termination of Employee’s employment hereunder and any termination or expiration of this Agreement.

24.  Notice.

Any notices or communications hereunder will be deemed sufficient if made in writing and hand-delivered, or if sent by facsimile with confirmation of transmission retained, or if mailed, postage prepaid, registered or certified mail, return receipt requested, or if sent by nationally recognized overnight courier, to the following addresses:

If to the Corporation:	If to Employee:

VeruTek Technologies, Inc.	George Hoag
628 Hebron Avenue, Building 2	12 Sunset Drive
Suite 505	Sebastian, FL 32958
Glastonbury, CT 06033
Attention: CEO or President

or to such other address as either party may designate for such party by written notice to the other given from time to time in the manner herein provided.

25. Presumptions.

In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn because the attorneys for one of the parties drafted the Agreement.

26. Counterparts.

This Agreement may be executed in one or more counterparts and by transmission of a facsimile or digital image containing the signature of an authorized person, each of which shall be deemed and accepted as an original, and all of which together shall constitute a single instrument.

* * * * * * * * * * *

(signature page follows)

In Witness Whereof, this Agreement has been executed and delivered by the parties hereto as of the dates set forth below.

VERUTEK TECHNOLOGIES, INC.	EMPLOYEE

By:
(signature)

Name:	Name: George Hoag

Title:

Date: ____/____/____	Date: ____/____/____

Caution to Employee: THIS AGREEMENT AFFECTS IMPORTANT RIGHTS INCLUDING, WITHOUT LIMITATION, RIGHTS TO INVENTIONS AND OTHER INTELLECTUAL PROPERTY THAT EMPLOYEE MAY DEVELOP DURING HIS OR HER EMPLOYMENT. DO NOT SIGN IT UNLESS YOU HAVE READ IT CAREFULLY AND ARE SATISFIED THAT YOU UNDERSTAND IT COMPLETELY.

Schedule 7H
Excluded Inventions

Employee describes below, or on additional pages if necessary, in specific terms, the following inventions, improvements, discoveries, software or writings which Employee represents are presently in existence and have not been derived from any Developments, Corporation Materials, or Confidential Information:

None.